Exhibit 99.1

Investors:	Media:
Ann Tanabe VP, Investor Relations and Corporate Communications Encysive Pharmaceuticals (713) 796-8822	Dan Budwick BMC Communications (212) 477-9007 ext. 14
Marcy Strickler The Trout Group (646) 378-2927

FOR IMMEDIATE RELEASE

ENCYSIVE PHARMACEUTICALS REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

Conference Call Scheduled for Today at 4:30 p.m. Eastern

HOUSTON –August 6, 2007 – Encysive Pharmaceuticals (NASDAQ: ENCY) today announced financial results for the second quarter ended June 30, 2007.

“We continue to make progress commercializing Thelin® (sitaxentan sodium) in Europe, and recognize there is much more work to do including launches in additional countries, before we will have fully realized the value of Thelin™. We have significantly reorganized the Company in order to better manage the challenges ahead, and are taking the appropriate steps in order to maximize the value of the assets we have while reducing our expenses,” said George W. Cole, President and CEO of Encysive Pharmaceuticals. “While we were very disappointed in the Food and Drug Administration’s (FDA) decision to not approve Thelin™ at this time, we will continue to work to obtain approval.”

Second Quarter 2007 Financial Overview

•	Revenues of $8.9 million for the second quarter of 2007, compared to $3.7 million for the second quarter of 2006, reflected approximately $2.0 million in Thelin® European sales and a year-over-year increase in Argatroban royalty income of approximately $3.0 million. The growth in Argatroban royalty income, which was responsible for the year-over-year increase in revenues, was due to higher sales of Argatroban and a corresponding higher royalty rate, as cumulative sales reached a higher royalty tier within the agreement. Since the Argatroban royalty income is used to pay the outstanding Argatroban notes, the royalty income is not available to fund our operational requirements.

•	For the second quarter of 2007, the Company reported a net loss of $33.9 million, or $0.50 per basic and diluted share, compared to a net loss of $28.0 million, or $0.48 per basic and diluted share, for the same period in 2006. The net loss for the second quarter included a restructuring charge of approximately $7.9 million as described in more detail below.

•	Research and development spending for the second quarter of 2007 of $16.7 million, was higher than last year’s R&D spending in the second quarter of $14.7 million, due to ongoing long-term safety studies of Thelin™ (STRIDE-3), the Phase II study evaluating Thelin™ in diastolic heart failure, Phase II dose-ranging study of oral TBC3711, the Company’s next-generation, highly selective endothelin receptor antagonist, in resistant hypertension, and support of global Thelin™ regulatory submissions.

•	Sales and marketing expenses were $9.6 million for the current quarter as compared to $11.8 million for the second quarter in 2006. General and administrative expenses were $6.3 million for the second quarter of 2007, as compared to $5.4 million during the same period in 2006. We expect these expenses to decrease going forward as a result of the restructuring of the organization.

•	Cash, cash equivalents and accrued interest at June 30, 2007 was $65 million, compared to $43.8 million at December 31, 2006. The June 30 balance includes $27.1 million in net proceeds from the Company’s equity line of credit with Azimuth Opportunity, Ltd., approximately $10.2 million of previously restricted cash, related to the Argatroban notes received upon the resolution of a United Kingdom tax withholding issue, and approximately $4.3 million in Argatroban royalties which was used to pay principal and interest on the Argatroban notes on July 2.

At the end of the second quarter the Company announced that it is implementing a strategic restructuring in order to focus its resources on its most promising assets. The Company’s U.S. workforce was reduced by approximately 150 employees, including its U.S. sales force. The Company also eliminated the position of Chief Operating Officer.

Cash severance payments were provided to employees directly affected by the workforce reduction. The Company estimates that it will record approximately $15 million in restructuring and severance costs in 2007, of which approximately $7.9 million was recorded in the second quarter. The Company also expects that, as a result of the strategic restructuring, its ongoing quarterly operating expenses will be approximately $20 million in Q3 2007, reducing to approximately $15 million in Q4 2007.

Q2 and Recent Company Highlights

•	On June 15, the Company announced that it received a third approvable letter from the FDA for Thelin™ (sitaxsentan sodium), which is under review for the treatment of pulmonary arterial hypertension (PAH). In this third approvable letter, the FDA stated that Encysive’s development program for Thelin™ did not demonstrate the evidence of effectiveness needed for approval. The FDA did note, however, that the Thelin™ development program provides some evidence that Thelin™ improves exercise tolerance in PAH. The FDA encouraged the Company to conduct an additional study to demonstrate the drug’s effectiveness in exercise capacity as measured by change in six-minute walk distance.

•	In July, the Company and officials from the FDA held a formal Class A preliminary dispute resolution meeting regarding the June 15 approvable letter. This meeting complies with the FDA’s guidance on formal dispute resolution, which requires that a sponsor meet with the division reviewing its New Drug Application (NDA) prior to requesting formal dispute resolution.

•	Also in July, the Company announced that it had retained the investment banking firm of Morgan Stanley to assist in evaluating its strategic alternatives to maximize shareholder value.

•	In May 2007, Health Canada’s Therapeutic Products Directorate granted marketing approval for Thelin™ (sitaxentan sodium) 100 mg tablets for patients with PAH. The Company is now seeking reimbursement approval in Canada and anticipates commercial launch of the product later this year.

•	The Company announced the commercial availability of Thelin® for PAH in the Republic of Ireland and in The Netherlands in April 2007. The European Commission’s centralized licensing procedure permits Encysive to market Thelin® in all 27 member states of the European Union. Thelin® will be commercialized in other European countries as local government reimbursement approvals are obtained.

•	In June 2007, the Company announced that George W. Cole has been promoted to the position of President and Chief Executive Officer and has also been elected as a member of the Board of Directors.

•	In July 2007, Richard A. Goeggel became the Company’s Principal Accounting Officer after Gordon H. Busenbark resigned as Chief Financial Officer of the Company. The Company has not announced its plans regarding the CFO position.

•	The Company announced in June its plans to close STRIDE-3 in the U.S. and Latin America by year end. European, Canadian and Australian sites will continue to operate. STRIDE-3 is an open label trial of Thelin™ in PAH.

•	The Company also said in June that it intends to continue with the clinical development of TBC3711, Encysive’s second-generation endothelin antagonist. A Phase II dose ranging study in resistant hypertension is currently underway. In addition, there is an I.V. formulation of TBC3711 in development for an undisclosed indication. The Company also continues enrolling a Phase II proof of concept study of oral Thelin™ as a treatment for diastolic heart failure. The Company is also completing activities to maintain the value of its Chemokine C-motif Receptor 9, (CCR9 receptor antagonist) and its two late stage pre-clinical programs against an undisclosed target.

•	As of June 1, 2007, the Company had closed an aggregate of five draw down requests under the stock purchase agreement with Azimuth Opportunity Ltd. and had received aggregate gross proceeds of approximately $45.4 million, and net proceeds of approximately $44.9 million after deducting estimated offering expenses. As a result of the five draw down requests, the Company has issued the maximum number of shares of the Company’s common stock permitted to be issued under the stock purchase agreement and the stock purchase agreement terminated pursuant to its terms.

•	In May, Encysive announced its plans to participate in three European medical conferences during 2007, and that it would provide educational funding to two rheumatology-related organizations — EULAR Scleroderma Trials and Research (EUSTAR) group and the Outcome Measures in Rheumatology (OMERACT) initiative, in order to further advance its commitment to scientific research and medical education for PAH and related diseases.

Upcoming Events

September 1-5 September 15-19	European Society of Cardiology (ESC), Vienna European Respiratory Society (ERS), Stockholm

Conference Call Information
Encysive will host a conference call today, Monday, August 6 at 4:30 p.m. ET, to discuss second quarter 2007 financial results. You may access the call either through the call-in number below or through the audio webcast. The access number for the call is:

Number: (612) 288-0340

Passcode: Encysive Pharmaceuticals

This call is being webcast and can be accessed via Encysive’s web site at
www.encysive.com.

A replay of the webcast will be available on the Company’s web site through September 6, 2007. Additionally, a replay of the call will be available until Friday, August 10, 2007 at 11:59 p.m. ET. The call replay can be accessed by calling:

Number: (320) 365-3844

Access Code: 881446

About Encysive Pharmaceuticals

Encysive Pharmaceuticals Inc. is a global biopharmaceutical company engaged in the discovery, development and commercialization of novel, synthetic, small molecule compounds to address unmet medical needs. Our research and development programs are predominantly focused on the treatment and prevention of interrelated diseases of the vascular endothelium and exploit our expertise in the area of the intravascular inflammatory process, referred to as the inflammatory cascade, and vascular diseases. To learn more about Encysive Pharmaceuticals please visit our web site: http://www.encysive.com.

The Encysive Pharmaceuticals Inc. logo is available at http://media.primezone.com/prs/single/?pkgid=843

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are: unexpected delays in regulatory approval of Thelin™ by the FDA in the U.S. and our other products under development, including TBC3711; the unpredictability of the duration and results of regulatory review of new drug applications and investigational new drug applications by the FDA; decisions by the FDA regarding whether and when to approve our NDA for Thelin; our estimate of the sufficiency of our existing capital resources; our ability to raise additional capital to fund cash requirements for future operations; the availability of sufficient funds to commercialize Thelin™ in the U.S. should it be approved by the FDA; market acceptance of Thelin™ in the EU, Canada and Australia and the actual rate of acceptance; the impact of reimbursement policies and governmental regulation of prices for Thelin™ in the EU, Canada and Australia; our inability to predict revenues from Thelin™ and our expense levels in 2007 and beyond; the ability of our subsidiary to repay the notes secured by royalties on the sales of Argatroban; our ability to execute our revised strategic plan and the impact of reducing our workforce on our strategic plan; our ability to enter into or consummate a definitive transaction as a result of evaluation of strategic alternatives or our ability to maximize stockholder value through this process; the actual costs incurred in our restructuring; our ability to retain key personnel; our ability to manufacture and sell any products, potential drug candidates, their potential therapeutic effect, market acceptance or our ability to earn a profit from sales or licenses of any drug candidate; and our ability to discover new drugs in the future, as well as more specific risks, trends and uncertainties facing Encysive such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks, trends and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore you should not rely on any such forward-looking statements. Furthermore, Encysive undertakes no duty to update or revise these forward-looking statements. The Private Securities Litigation Reform Act of 1995 permits this discussion.

ENCYSIVE PHARMACEUTICALS INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL DATA
Amounts in thousands (except per share data)

Consolidated Summary of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30
	2007	2006	2007	2006
Revenues	$8,937	$3,662	$14,345	$7,223
Operating expenses:
Cost of goods sold	411	—	477	—
Research and development	16,685	14,676	34,184	33,055
Sales and marketing	9,590	11,767	20,476	21,603
General and administrative	6,277	5,364	11,893	11,106
Restructuring Expense	7,942	—	7,942	—

Total expenses	40,905	31,807	74,972	65,764

Operating loss	(31,968)	(28,145)	(60,627)	(58,541)
Investment income	840	1,085	1,635	2,384
Interest expense	(2,744)	(978)	(4,788)	(1,958)

Loss before cumulative effect of change in accounting principle	$(33,872)	$(28,038)	$(63,780)	$(58,115)
Cumulative effect of change in accounting principle	—	—	—	107

Net loss	$(33,872)	$(28,038)	$(63,780)	$(58,008)
Net loss per common share Basic and diluted	$(0.50)	$(0.48)	$(0.99)	$(0.99)

Weighted average common shares Outstanding: basic and diluted	67,558	58,465	64,617	58,368

Condensed Consolidated Balance Sheets

	June 30, 2007	December 31, 2006
Assets:
Cash, cash equivalents and accrued interest	$65,033	$43,798
Restricted cash	97	—
Other assets	25,609	19,339

Total assets	90,739	63,137

Liabilities and stockholders’ deficit
Current liabilities	34,012	26,854
Long-term debt	186,038	130,000

Total liabilities	220,050	156,854
Stockholders’ deficit	(129,311)	(93,717)

Liabilities and stockholders’ deficit	$90,739	$63,137